EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2015, accompanying the consolidated financial statements and schedule of The Coast Distribution System, Inc. and Subsidiaries (the Company) for the years ended December 31, 2014, 2013 and 2012 included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2014, 2013 and 2012. We hereby consent to the incorporation by reference of that report in the Company’s Registration Statements on Forms S-8 (File Nos. 33-10769, 33-15322, 33-18696, 33-64582, 333-55933, 333-55941, 333-52876, 333-136864, 333-166088 and 333-185021).

/s/ Burr Pilger Mayer, Inc.
E. Palo Alto, California
March 31, 2015